Exhibit 99.1

PayPal Reports Strong Second Quarter Results and Raises Revenue Outlook

Revenue increased 15% to $2.650 billion, 19% FX-neutral revenue growth
GAAP EPS increased 7% to $0.27 and non-GAAP EPS increased 11% on a pro forma basis to $0.36
Announces strategic partnership with Visa

SAN JOSE, Calif. - July 21, 2016 - Global technology platform and payments leader PayPal Holdings, Inc. (Nasdaq: PYPL) today announced results for the second quarter ended June 30, 2016. For the quarter, PayPal gained market share, expanded its customer base, deepened engagement with customers and delivered on its financial commitments. The company also announced a long-term partnership agreement with Visa.

Financial highlights for the second quarter include:

•	Revenue growth of 15% to $2.650 billion, or 19% on a foreign currency neutral (FX-neutral) basis

•	Revenue growth on a non-GAAP pro forma basis of 16%, or 19% on a non-GAAP pro forma FX-neutral basis

•	GAAP operating margin of 14% with non-GAAP operating margin of 20%

•	GAAP earnings per diluted share (EPS) growth of 7% to $0.27, non-GAAP EPS growth of 11% on a pro forma basis to $0.36

•	Operating cash flow of $696 million, free cash flow of $495 million

•	Returned $300 million to stockholders, repurchasing 8 million shares of common stock

Operating highlights for the second quarter include:

•	Active customer accounts of 188 million, up 11%

•	1.4 billion transactions processed, up 25%

•	29 payment transactions per active account on a trailing twelve-month basis, up 13%

•	$86 billion in total payment volume (TPV), up 28% on a spot basis, and 29% on an FX-neutral basis

“We have a clear mission at PayPal. We want to democratize financial services and become an everyday, essential service for underserved consumers," said Dan Schulman, President and CEO of PayPal. "We want to use our platform and services to enable merchants to fully capitalize on the move to mobile and digital commerce. Our strong financial performance is one sign of the tangible and consistent progress we've made towards achieving these goals. Our agreement with Visa enhances our capabilities, offers the potential to establish new contexts for our consumers and merchants, and lays the foundation for additional partnerships.”

PayPal and Visa Enter Partnership to Extend Customer Choice

PayPal and Visa announced a strategic partnership to expand their long-standing relationship that will result in an improved and more seamless shopping experience and greater choice in how consumers pay. This agreement is a significant step towards offering greater customer choice and flexibility for PayPal's customers.

PayPal will also gain access to Visa’s tokenization services, starting in the United States, for in-store PayPal transactions. This will expand acceptance for PayPal’s digital wallet to all physical retail locations where Visa contactless transactions are enabled. The partnership’s benefits will include greater accessibility and volumes for Visa payment instruments in the PayPal digital wallet.

PayPal also will ensure that data provided to issuers and their cardholders for Visa-funded transactions will be consistent with the information that each receives with a traditional Visa card transaction, providing greater transparency and enhancing payment system security.

The agreement affords PayPal certain economic incentives, including incentives for increased Visa volume, and greater long-term certainty on fees paid to Visa, and further removes the threat of any fees or Visa network rules being targeted solely at PayPal.

Gaining Market Share and New Merchant Customers

In the second quarter, PayPal gained market share and extended its leadership position. PayPal processed $86 billion in TPV, representing FX-neutral growth of 29%, which was substantially faster than the growth rate of e-commerce. Merchant services TPV grew 36% on an FX-neutral basis, and represented 83% of overall TPV for the quarter. PayPal processed $24 billion in mobile payment volume, up 56%, representing 28% of TPV for the quarter. Venmo, the company’s social payments platform, processed $3.9 billion of TPV, up 141%.

PayPal added notable new merchants to the platform, ending the quarter with 14.5 million active merchant accounts. The list of leading brands choosing PayPal now includes IKEA in multiple countries, Carnival Corporation, VKontakte, Talbot's, Cathay Pacific and Eventbrite.

Extending PayPal’s Customer Base and Deepening Engagement

As PayPal continues to grow larger and more relevant in customers' daily lives, the company demonstrated another strong quarter of customer acquisition, adding new consumers and merchants to the platform. The company grew its active account base by 11% in the second quarter, ending the quarter with 188 million active customer accounts.

Customers are engaged at higher levels than ever before. In the second quarter, the company processed 1.4 billion payment transactions, which translates to 29 payment transactions per active account, an increase from 26 transactions per active account in the same period last year.

Expanding Innovative Products

One Touch is the most rapidly adopted product in PayPal’s history. As of the end of the second quarter, more than 25 million consumer accounts have opted in to One Touch and more than two million merchants accounts have enabled the product.

PayPal also extended the Pay with Venmo pilot in the quarter to additional merchants including Parking Panda, Priv, Wish, Boxed, Hop Market and Poshmark. PayPal expects to expand the Venmo pilot to all of its Venmo users, and substantially more merchants later this year.

PayPal Working Capital continues to be an important product to engage merchants and support their growth. In the second quarter, PayPal Working Capital exceeded $2 billion in originations since the product launched in September 2013 and has now funded more than 90,000 small business merchants in the United States, United Kingdom and Australia.

Broadening PayPal's Global Reach

Xoom’s U.S. customers can now send money to 53 countries. Xoom continues to redefine global remittances through mobile technology, with 74% of transactions being made on a mobile device in the second quarter.

In the second quarter, PayPal also expanded the European rollout of the Vodafone wallet. Consumers in Spain and Italy can now tap and pay in stores, another example of how PayPal is committed to partnership and delivering consumer choice.

Second Quarter 2016 Financial Highlights

	Second Quarter
(presented in millions, except per share data and percentages)	2016	2015	YoY Growth		FX-Neutral YoY Growth
Total Payment Volume (TPV)	$86,208	$67,482	$18,726	28%	29%
GAAP
Net revenues	$2,650	$2,297	$353	15%	19%
Net income	$323	$305	$18	6%	N/A
Earnings per diluted share	$0.27	$0.25	$0.02	7%	N/A
Non-GAAP Pro Forma
Net revenues	$2,650	$2,293	$357	16%	19%
Net income	$436	$395	$41	10%	N/A
Earnings per diluted share	$0.36	$0.32	$0.04	11%	N/A

Other Selected Financial and Operational Results

Operating Margin - GAAP operating margin for the second quarter of 2016 decreased to 14.0%, compared to 17.3% for the same period last year. Non-GAAP operating margin decreased to 19.9%, compared to non-GAAP pro forma operating margin of 22.0% for the same period last year.

Taxes - The GAAP effective tax rate for the second quarter of 2016 was 15.0%, compared to 23.6% for the second quarter of 2015. The non-GAAP effective tax rate was 18.8%, compared to the non-GAAP pro forma effective tax rate of 21.9% for the second quarter of 2015.

Cash Flow - PayPal generated $696 million of operating cash flow and $495 million of free cash flow during the second quarter of 2016.

Cash, Cash Equivalents and Investments - PayPal’s cash, cash equivalents and investments totaled $6.2 billion at June 30, 2016.

2016 Financial Guidance

Full Year 2016

•	PayPal raises full year 2016 revenue guidance to a range of $10.750 to $10.850 billion.

•	PayPal expects revenue to grow 16% - 17% at current spot rates and 19% - 20% on an FX-neutral basis.

•	PayPal expects GAAP earnings per diluted share in the range of $1.11 - $1.14 and non-GAAP earnings per diluted share in the range of $1.47 - $1.50.

•
Estimated non-GAAP amounts above for the twelve months ending December 31, 2016, reflect adjustments of approximately $585 - $615 million, primarily including the following items: stock-based compensation expense, employer payroll taxes on stock-based compensation, and amortization of acquired intangible assets.

Third Quarter 2016

•	PayPal expects revenue to grow 16% - 18% at current spot rates and 19% - 21% on an FX-neutral basis, to a range of $2.620 to $2.670 billion.

•	PayPal expects GAAP earnings per diluted share in the range of $0.25 - $0.27 and non-GAAP earnings per diluted share in the range of $0.33 - $0.35.

•
Estimated non-GAAP amounts above for the three months ending September 30, 2016, reflect adjustments of approximately $140 - $160 million, primarily including the following items: stock-based compensation expense, employer payroll taxes on stock-based compensation, and amortization of acquired intangible assets.

Guidance for full year 2016 revenue growth rates represent year-over-year comparisons versus non-GAAP pro forma measures. Please see "Non-GAAP Financial Measures" and "Non-GAAP Measures of Financial Performance" for important additional information.

Quarterly Conference Call and Webcast

PayPal Holdings, Inc. will host a conference call to discuss second quarter 2016 results at 3:30 p.m. Pacific Time today. A live webcast of the conference call, together with a slide presentation that includes supplemental financial information and reconciliations of certain non-GAAP and non-GAAP pro forma measures to their most directly comparable GAAP measures, can be accessed through the company's Investor Relations website at https://investor.paypal-corp.com. In addition, an archive of the webcast will be accessible for 90 days through the same link.

PayPal Holdings, Inc. uses its Investor Relations website (https://investor.paypal-corp.com), its PayPal Stories Blog (https://www.paypal.com/stories/us), Twitter handle (@PayPal), LinkedIn page (https://www.linkedin.com/company/paypal), Facebook page (https://www.facebook.com/PayPalUSA/) and
YouTube channel (https://www.youtube.com/paypal) as a means of disclosing information about the company and for complying with its disclosure obligations under Regulation FD. The information we post through these channels may be deemed material. Accordingly, investors should monitor these channels in addition to PayPal’s press releases, SEC filings, public conference calls and webcasts.

About PayPal

At PayPal (Nasdaq:PYPL), we put people at the center of everything we do. Founded in 1998, we continue to be at the forefront of the digital payments revolution. PayPal gives people better ways to manage and move their money, offering them choice and flexibility in how they are able to send money, pay or get paid. We operate an open, secure and technology agnostic payments platform that businesses use to securely transact with their customers online, in stores and increasingly on mobile devices. In 2015, 28% of the 4.9 billion payments we processed were made on a mobile device. With our 188 million active customer accounts, PayPal is a truly global payments platform that is available to people in more than 200 markets, allowing customers to get paid in more than 100 currencies, withdraw funds to their bank accounts in 56 currencies and hold balances in their PayPal accounts in 25 currencies. For more information on PayPal, visit https://www.paypal.com/about. For PYPL financial information, visit https://investor.paypal-corp.com.

Presentation

All growth rates represent year-over-year comparisons, except as otherwise noted. FX-neutral results are calculated by translating the current period’s local currency results by the prior period’s exchange rate. FX-neutral growth rates are calculated by comparing the current period's FX-neutral results by the prior period's results, excluding the impact from hedging activities. All amounts in tables are presented in U.S. dollars, rounded to the nearest millions, except as otherwise noted. As a result, certain amounts may not sum or recalculate using the rounded dollar amounts provided.

Non-GAAP Financial Measures

This press release includes the following financial measures defined as “non-GAAP financial measures” by the Securities and Exchange Commission (SEC): non-GAAP net income, non-GAAP earnings per diluted share, non-GAAP operating margin, non-GAAP effective tax rate and free cash flow. In addition, the company has included certain pro forma adjustments in its presentation of prior year non-GAAP net revenues, non-GAAP net income, non-GAAP earnings per diluted share, and non-GAAP operating margin in this presentation (collectively referred to as “non-GAAP pro forma measures”). These adjustments reflect items that are factually supportable, directly attributable to the separation of the company from eBay Inc. on July 17, 2015, and expected to have a continuing impact on the company’s results of operations. The company has included these pro forma adjustments because management believes that they help to facilitate comparisons of the company’s operating results between periods. In discussing year-over-year comparisons, including guidance net revenues growth rates, the company has chosen to present non-GAAP pro forma measures because it believes that these measures provide investors a consistent basis for reviewing the company’s performance across different periods. For an explanation of the foregoing non-GAAP measures, please see “Non-GAAP Measures of Financial Performance” included in this press release. These measures may be different from non-GAAP financial measures used by other companies. The presentation of this financial information, which is not prepared under any comprehensive set of accounting rules or principles, is not intended to be considered in isolation of, or as a substitute for, the financial information prepared and presented in accordance with generally accepted accounting principles (GAAP). For a reconciliation of these non-GAAP financial measures to the most directly comparable GAAP measures, see “Non-GAAP Measures of Financial Performance,” “Reconciliation of GAAP Operating Margin to Non-GAAP Operating Margin,” “Reconciliation of GAAP Net Income to Non-GAAP Net Income, GAAP Diluted EPS to Non-GAAP Diluted EPS and GAAP Effective Tax Rate to Non-GAAP Effective Tax Rate,” “Reconciliation of Operating Cash Flow to Free Cash Flow,” “Reconciliation of GAAP Operating Margin to Non-GAAP Pro Forma Operating Margin, GAAP Net Income to Non-GAAP Pro Forma Net Income, and GAAP Diluted EPS to Non-GAAP Pro Forma Diluted EPS,” and “Reconciliation of GAAP Net Revenues by Type to Non-GAAP Pro Forma Net Revenues by Type, and GAAP Net Revenues by Geography to Non-GAAP Pro Forma Net Revenues by Geography” included in this press release.

Forward-Looking Statements

This press release contains forward-looking statements relating to, among other things, the future performance of PayPal Holdings, Inc. and its consolidated subsidiaries that are based on the company's current expectations, forecasts and assumptions and involve risks and uncertainties. These statements include, but are not limited to, statements regarding expected financial results for third quarter and the full year 2016 and future growth in the company’s businesses. Actual results could differ materially from those predicted or implied and reported results should not be considered as an indication of future performance. Factors that could cause or contribute to such differences include, but are not limited to: changes in political, business and economic conditions, including any regional general economic downturn or crisis and any conditions that affect e-commerce growth; fluctuations in foreign currency exchange rates; the uncertainty surrounding the implementation effects, and impact of the United Kingdom's referendum in favor of leaving the European Union ("Brexit"); the competitive, regulatory, payment card association-related and other risks specific to the company's PayPal, PayPal Credit, Braintree, Venmo, Xoom and Paydiant products, especially as PayPal continues to expand geographically and introduce new products and as new laws and regulations related to payments and financial services come into effect; the company's ability to successfully react to the increasing importance of mobile payments and mobile commerce; the company's ability to deal with the increasingly competitive environment for its businesses, including competition for consumers and merchants; the company's need and ability to manage other regulatory, tax and litigation risks as its products and services are offered in more jurisdictions and applicable laws become more restrictive; changes to the company's capital allocation or management of operating cash; the impact of the company's customer choice initiatives, including on its funding mix and transaction expense; the company's need to manage an increasingly large enterprise with a broad range of businesses of varying degrees of maturity and in many different geographies; the effect of management changes and business initiatives; any changes the company may make to its product offerings; the company's ability to timely upgrade and develop its technology systems, infrastructure and customer service capabilities at reasonable cost; the company's ability to maintain stability and performance of its Payment Platform while adding new products and features in a timely fashion; and the company's ability to profitably integrate, manage and grow businesses that have been acquired or may be acquired in the future. The forward-looking statements in this release do not include the potential impact of any acquisitions or divestitures that may be announced and/or completed after the date hereof.

More information about factors that could affect the company's operating results is included under the captions “Risk Factors” and “Management's Discussion and Analysis of Financial Condition and Results of Operations” in the company's annual report on Form 10-K, and subsequent quarterly reports on Form 10-Q, copies of which may be obtained by visiting the company's Investor Relations website at https://investor.paypal-corp.com or the SEC's website at www.sec.gov. All information in this release is as of July 21, 2016. Undue reliance should not be placed on the forward-looking statements in this press release, which are based on information available to the company on the date hereof. The company assumes no obligation to update such statements.

PayPal

Investor Relations Contact
Gabrielle Rabinovitch
Senior Director, Investor Relations
grabinovitch@paypal.com

Media Relations Contact
Martha Cass, 416-860-6213
Senior Director, Corporate Communications
mcass@paypal.com

PayPal Holdings, Inc.
Unaudited Condensed Combined and Consolidated Balance Sheet

	June 30, 2016	December 31, 2015
	(In millions, except par value)
ASSETS
Current assets:
Cash and cash equivalents	$2,018	$1,393
Short-term investments	2,939	2,018
Accounts receivable, net	167	137
Loans and interest receivable, net	4,507	4,184
Funds receivable and customer accounts	13,034	12,261
Prepaid expenses and other current assets	792	655
Total current assets	23,457	20,648
Long-term investments	1,315	2,348
Property and equipment, net	1,412	1,344
Goodwill	4,069	4,069
Intangible assets, net	281	358
Other assets	97	114
Total assets	$30,631	$28,881
LIABILITIES AND EQUITY
Current liabilities:
Accounts payable	$169	$145
Funds payable and amounts due to customers	13,834	12,261
Accrued expenses and other current liabilities	1,181	1,179
Income taxes payable	39	32
Total current liabilities	15,223	13,617
Deferred tax liability and other long-term liabilities	1,591	1,505
Total liabilities	16,814	15,122
Equity:
Common stock, $0.0001 par value; 4,000 shares authorized; 1,207 and 1,224 outstanding	—	—
Treasury stock at cost, 25 shares as of June 30, 2016	(896)	—
Additional paid-in-capital	13,305	13,100
Retained earnings	1,356	668
Accumulated other comprehensive (loss) income	52	(9)
Total equity	13,817	13,759
Total liabilities and equity	$30,631	$28,881

PayPal Holdings, Inc.
Unaudited Condensed Combined and Consolidated Statement of Income

	Three Months Ended June 30,		Six Months Ended June 30,
	2016	2015	2016	2015
	(In millions, except per share amounts)

Net revenues	$2,650	$2,297	$5,194	$4,434
Operating expenses:
Transaction expense	810	634	1,562	1,209
Transaction and loan losses	255	185	510	363
Customer support and operations(1)	318	278	614	527
Sales and marketing (1)	250	234	483	456
Product development (1)	209	202	404	387
General and administrative (1)	261	215	492	432
Depreciation and amortization (1)	176	150	351	291
Restructuring	—	1	—	49
Total operating expenses	2,279	1,899	4,416	3,714
Operating income	371	398	778	720
Other income (expense), net	9	1	24	—
Income before income taxes	380	399	802	720
Income tax expense	57	94	114	160
Net income	$323	$305	$688	$560
Net income per share:
Basic	$0.27	$0.25	$0.57	$0.46
Diluted	$0.27	$0.25	$0.56	$0.46
Weighted average shares:
Basic	1,210	1,218	1,213	1,218
Diluted	1,215	1,224	1,220	1,224

(1) Includes stock-based compensation as follows:
Customer support and operations	22	15	40	28
Sales and marketing	22	11	38	24
Product development	35	35	68	64
General and administrative	33	21	60	43
Depreciation and amortization	1	2	2	4
	$113	$84	$208	$163

PayPal Holdings, Inc.
Unaudited Condensed Combined and Consolidated Statement of Cash Flows

	Three Months Ended June 30,		Six Months Ended June 30,
	2016	2015	2016	2015
	(In millions)

Cash flows from operating activities:
Net income	$323	$305	$688	$560
Adjustments:
Transaction and loan losses	255	185	510	363
Depreciation and amortization	176	150	350	291
Stock-based compensation	111	83	206	162
Deferred income taxes	66	43	88	92
Excess tax benefits from stock-based compensation	(31)	(8)	(32)	(16)
Gain on sale of principal loans receivable held for sale	(6)	(30)	(12)	(30)
Changes in assets and liabilities:
Accounts receivable	(8)	(25)	(30)	(13)
Receivable from eBay	—	80	—	42
Principal loans receivable held for sale, net	6	4	12	4
Accounts payable	9	25	22	38
Payable to eBay	—	(8)	—	(121)
Income taxes payable	42	(7)	37	35
Other assets and liabilities	(247)	(175)	(405)	(241)
Net cash provided by operating activities	696	622	1,434	1,166
Cash flows from investing activities:
Purchases of property and equipment	(201)	(231)	(334)	(425)
Proceeds from sales of property and equipment	—	11	—	11
Changes in principal loans receivable, net	(356)	427	(476)	408
Purchases of investments	(6,118)	(8,891)	(10,209)	(11,252)
Maturities and sales of investments	5,139	3,071	9,335	5,641
Acquisitions, net of cash acquired	—	(273)	(19)	(273)
Funds receivable and customer accounts	(270)	1,316	222	789
Notes and receivable from eBay	—	631	—	575
Net cash provided by (used in) investing activities	(1,806)	(3,939)	(1,481)	(4,526)
Cash flows from financing activities:
Proceeds from issuance of common stock	51	—	57	—
Purchases of treasury stock	(300)	—	(896)	—
Excess tax benefits from stock-based compensation	31	8	32	16
Contribution from (to) eBay	—	3,812	—	3,829
Tax withholdings related to net share settlements of equity awards	(79)	—	(94)	—
Borrowings (repayments) under financing arrangements	—	(754)	(21)	(873)
Funds payable and amounts due to customers	841	441	1,579	774
Net cash provided by financing activities	544	3,507	657	3,746
Effect of exchange rate changes on cash and cash equivalents	1	7	15	(25)
Net increase in cash and cash equivalents	(565)	197	625	361
Cash and cash equivalents at beginning of period	2,583	2,365	1,393	2,201
Cash and cash equivalents at end of period	$2,018	$2,562	$2,018	$2,562
Supplemental cash flow disclosures:
Cash paid for interest	$1	$5	$2	$12
Cash paid for income taxes	$12	$26	$36	$31

PayPal Holdings, Inc.
Unaudited Summary of Combined and Consolidated Net Revenues

We earn revenue from the following types of transactions:

•
Transaction revenues: Net transaction fees charged to consumers and merchants based on the volume of activity processed through our Payments Platform, including our PayPal, PayPal Credit, Venmo, Braintree and Xoom products.

•
Other value added services: Net revenues derived principally from interest and fees earned on our PayPal Credit loans receivable portfolio, subscription fees, gateway fees, gain on sale of participation interest in certain consumer loans receivable, revenue share we earn through partnerships, interest earned on certain PayPal customer account balances, fees earned through our Paydiant products and other services that we provide to consumers and merchants.

Net Revenues by Type	Three Months Ended
	June 30, 2016	March 31, 2016	December 31, 2015	September 30, 2015	June 30, 2015
	(In millions, except percentages)
Transaction revenues(1)	$2,323	$2,238	$2,262	$1,982	$1,966
Current quarter vs prior quarter	4%	(1)%	14%	1%	3%
Current quarter vs prior year quarter	18%	17%	15%	13%	15%
Percentage of total	88%	88%	88%	88%	86%

Other value added services(1)	327	306	294	276	327
Current quarter vs prior quarter	7%	4%	7%	(16)%	47%
Current quarter vs prior year quarter	—%	37%	30%	25%	21%
Percentage of total	12%	12%	12%	12%	14%

Total net revenues(1)	$2,650	$2,544	$2,556	$2,258	$2,293
Current quarter vs prior quarter	4%	—%	13%	(2)%	7%
Current quarter vs prior year quarter	16%	19%	17%	15%	16%
(1) Q2'15 net revenues are presented on a non-GAAP pro forma basis to reflect the impact of lower transaction revenues from payment services provided by PayPal to eBay as the result of the terms of certain commercial agreements negotiated between the parties that stipulate lower transaction fees than those historically charged to eBay. For a reconciliation to GAAP net revenues, please see “Reconciliation of GAAP Net Revenues by Type to Non-GAAP Pro Forma Net Revenues by Type, and GAAP Net Revenues by Geography to Non-GAAP Pro Forma Net Revenues by Geography” included in the press release.

Net Revenues by Geography	Three Months Ended
	June 30, 2016	March 31, 2016	December 31, 2015	September 30, 2015	June 30, 2015
	(In millions, except percentages)
U.S. net revenues(1)(2)	$1,407	$1,343	$1,302	$1,138	$1,167
Current quarter vs prior quarter	5%	3%	14%	(2)%	14%
Current quarter vs prior year quarter	21%	31%	25%	20%	19%
Percent of total	53%	53%	51%	50%	51%

International net revenues(1)(2)	1,243	1,201	1,254	1,120	1,126
Current quarter vs prior quarter	3%	(4)%	12%	(1)%	2%
Current quarter vs prior year quarter	10%	9%	9%	9%	13%
(FXN) Current quarter vs prior year quarter	18%	15%	18%	17%	18%
Percent of total	47%	47%	49%	50%	49%

Total net revenues(1)(2)	$2,650	$2,544	$2,556	$2,258	$2,293
Current quarter vs prior quarter	4%	—%	13%	(2)%	7%
Current quarter vs prior year quarter	16%	19%	17%	15%	16%
(FXN) Current quarter vs prior year quarter	19%	23%	21%	19%	19%
(1) Net revenues are attributed to U.S. and international geographies primarily based upon the country in which the merchant is located, or in the case of a cross border transaction, may be earned from each of the respective countries in which the consumer and merchant reside. Net revenues earned from value added services are typically attributed to the country in which either the consumer or the merchant reside.

(2) Q2'15 net revenues are presented on a non-GAAP pro forma basis to reflect the impact of lower transaction revenues from payment services provided by PayPal to eBay as the result of the terms of certain commercial agreements negotiated between the parties that stipulate lower transaction fees than those historically charged to eBay. For a reconciliation to GAAP net revenues, please see “Reconciliation of GAAP Net Revenues by Type to Non-GAAP Pro Forma Net Revenues by Type, and GAAP Net Revenues by Geography to Non-GAAP Pro Forma Net Revenues by Geography” included in the press release.

PayPal Holdings, Inc.
Unaudited Supplemental Operating Data

	Three Months Ended
	June 30, 2016	March 31, 2016	December 31, 2015	September 30, 2015	June 30, 2015
	(In millions, except percentages)
Active customer accounts(1)	188	184	179	173	169
Current quarter vs prior quarter	2%	2%	4%	2%	2%
Current quarter vs prior year quarter	11%	11%	11%	10%	11%

Number of payment transactions(2)	1,448	1,414	1,428	1,216	1,161
Current quarter vs prior quarter	2%	(1)%	17%	5%	3%
Current quarter vs prior year quarter	25%	26%	25%	25%	25%

Payment transactions per active account(3)	29.4	28.4	27.5	26.9	26.1
Current quarter vs prior quarter	3%	3%	2%	3%	3%
Current quarter vs prior year quarter	13%	12%	12%	12%	11%

Total Payment Volume(4)	$86,208	$81,056	$81,523	$69,738	$67,482
Current quarter vs prior quarter	6%	(1)%	17%	3%	7%
Current quarter vs prior year quarter	28%	29%	23%	20%	19%
(FXN) Current quarter vs prior year quarter	29%	31%	29%	27%	27%

Transaction Expense Rate(5)	0.94%	0.93%	0.92%	0.93%	0.94%
Transaction and Loan Loss Rate(6)	0.30%	0.31%	0.30%	0.29%	0.29%
Transaction Margin(7)	59.8%	60.4%	61.1%	62.3%	63.8%
(1) An active customer account is a registered account that successfully sent or received at least one payment or payment reversal through our Payments Platform, excluding transactions processed through our gateway and Paydiant products, in the past 12 months.
(2) Payment transactions is the total number of payments, net of payment reversals, successfully completed through our Payments Platform, excluding transactions processed through our gateway and Paydiant products.
(3) Number of payment transactions per active customer account reflects the total number of payment transactions within the previous 12 month period, divided by active customer accounts at the end of the period.
(4) Total Payment Volume or “TPV” is the value of payments, net of payment reversals, successfully completed through our Payments Platform, excluding transactions processed through our gateway and Paydiant products.
(5) Transaction expense rate is calculated by dividing transaction expense by TPV.
(6) Transaction and loan loss rate is calculated by dividing transaction and loan loss by TPV.
(7) Transaction margin is total revenue less transaction expense and transaction and loan loss, divided by total revenue.
Q2'15 transaction expense rate, transaction and loan loss rate, and transaction margin include the impact of pro forma adjustments directly attributable to the separation of the company from eBay Inc. on July 17, 2015 had they existed historically.

PayPal Holdings, Inc.
Non-GAAP Measures of Financial Performance
To supplement the company's condensed consolidated financial statements presented in accordance with generally accepted accounting principles, or GAAP, the company uses non-GAAP measures of certain components of financial performance. These non-GAAP measures include non-GAAP net income, non-GAAP earnings per diluted share, non-GAAP operating margin, non-GAAP effective tax rate and free cash flow. In addition, the company has included certain pro forma adjustments in its prior year presentation of non-GAAP net revenues, non-GAAP net income, non-GAAP earnings per diluted share, and non-GAAP operating margin in this presentation (collectively referred to as “non-GAAP pro forma measures”). These adjustments reflect items that are factually supportable, directly attributable to the separation of the company from eBay Inc. on July 17, 2015, and expected to have a continuing impact on the company’s results of operations. The company has included these pro forma adjustments because management believes that they help to facilitate comparisons of the company’s operating results between periods. In discussing year-over-year comparisons, the company has chosen to present non-GAAP pro forma measures because it believes that these measures provide investors a consistent basis for reviewing the company’s performance across different periods.
These non-GAAP measures are not in accordance with, or an alternative to, measures prepared in accordance with GAAP and may be different from non-GAAP measures used by other companies. In addition, these non-GAAP measures are not based on any comprehensive set of accounting rules or principles. Non-GAAP measures have limitations in that they do not reflect all of the amounts associated with the company's results of operations as determined in accordance with GAAP. These measures should only be used to evaluate the company's results of operations in conjunction with the corresponding GAAP measures.
Reconciliation to the most directly comparable GAAP measure of all non-GAAP measures included in this press release can be found in the tables included in this press release.
These non-GAAP measures are provided to enhance investors' overall understanding of the company's current financial performance and its prospects for the future. Specifically, the company believes the non-GAAP measures provide useful information to both management and investors by excluding certain expenses, gains and losses, as the case may be, that may not be indicative of its core operating results and business outlook. In addition, because the company has historically reported certain non-GAAP results to investors, the company believes that the inclusion of non-GAAP measures provides consistency in the company's financial reporting.
For its internal budgeting process, and as discussed further below, the company's management uses financial measures that do not include stock-based compensation expense, employer payroll taxes on stock-based compensation, amortization or impairment of acquired intangible assets, impairment of goodwill, significant gains or losses from the disposal/acquisition of a business, certain effects of the separation from eBay, certain gains and losses on investments, restructuring-related charges and the income taxes associated with the foregoing. In addition to the corresponding GAAP measures, the company's management also uses the foregoing non-GAAP measures in reviewing the financial results of the company.
The company excludes the following items from non-GAAP net income, non-GAAP earnings per diluted share, non-GAAP operating margin and non-GAAP effective tax rate:
Stock-based compensation expense and related employer payroll taxes. This consists of expenses for equity awards under our equity incentive plans. We exclude stock-based compensation expense from our non-GAAP measures primarily because they are non-cash expenses that management does not believe are reflective of ongoing operating results. The related employer payroll taxes are dependent on our stock price and the timing and size of exercises and vesting of equity awards, over which management has limited to no control, and as such management does not believe it correlates to the operation of our business.
Amortization or impairment of acquired intangible assets, impairment of goodwill, and transaction expenses from the acquisition or disposal of a business. We incur amortization or impairment of acquired intangible assets and goodwill in connection with acquisitions and may incur significant gains or losses from the acquisition or disposal of a business and therefore exclude these amounts from our non-GAAP measures. We exclude these items because management does not believe they are reflective of our ongoing operating results.
Restructuring. These consist of expenses for employee severance and other exit and disposal costs. The company excludes significant restructuring charges primarily because management does not believe they are reflective of ongoing operating results.
Other certain significant gains, losses, or charges that are not indicative of the Company’s core operating results.  These expenses are significant gains, losses, or charges during a period that are the result of isolated events or transactions which have not occurred frequently in the past and are not expected to occur regularly or be repeated in the future.  The company excludes these amounts from its results primarily because management does not believe they are indicative of its current or ongoing operating results.
Separation. These are significant expenses related to the separation of PayPal from eBay Inc. into an independent publicly traded company. These consist primarily of third-party consulting fees, legal fees, employee retention payments and other income and expenses incurred to complete the separation.
Tax effect of non-GAAP adjustments. This amount is used to present stock-based compensation and the other amounts described above on an after-tax basis consistent with the presentation of non-GAAP net income.
The company also uses free cash flow, a non-GAAP measure. Free cash flow represents operating cash flows less purchases of property and equipment. The company considers free cash flow to be a liquidity measure that provides useful information to management and investors about the amount of cash generated by the business after the purchases of property, buildings, and equipment, which can then be used to, among other things, invest in the company's business, make strategic acquisitions, and repurchase stock. A limitation of the utility of free cash flow as a measure of financial performance is that it does not represent the total increase or decrease in the company's cash balance for the period.

In addition to the non-GAAP measures discussed above, the Company also analyzes certain measures, including net revenues and operating expenses, on an FX-neutral basis to better measure the comparability of operating results between periods. The Company believes that changes in foreign currency exchange rates are not indicative of the Company’s operations and evaluating growth in net revenues and operating expenses on an FX-neutral basis provides an additional meaningful and comparable assessment of these measures to both management and investors. FX-neutral results are calculated by translating the current period’s local currency results by the prior period’s exchange rate. FX-neutral growth rates are calculated by comparing the current period's FX-neutral results by the prior period's results, excluding the impact from hedging activities.

PayPal Holdings, Inc.
Reconciliation of GAAP Operating Margin to Non-GAAP Operating Margin

	Three Months Ended June 30,
	2016	2015
	(In millions, except percentages)
	(unaudited)
GAAP operating income	$371	$398
Stock-based compensation expense and related employer payroll taxes	122	89
Acquisition related transaction expense	—	3
Separation	—	9
Restructuring	—	1
Amortization of acquired intangible assets	35	20
Total non-GAAP operating income adjustments	157	122
Non-GAAP operating income	$528	$520
Non-GAAP operating margin	19.9%	22.6%

Reconciliation of GAAP Net Income to Non-GAAP Net Income,
GAAP Diluted EPS to Non-GAAP Diluted EPS,
and GAAP Effective Tax Rate to Non-GAAP Effective Tax Rate

	Three Months Ended June 30,
	2016	2015
	(In millions, except percentages)
GAAP income before income taxes	$380	$399
GAAP income tax expense	57	94
GAAP net income	323	305
Non-GAAP adjustments to net income:
Non-GAAP operating income adjustments (see table above)	157	122
Tax effect of non-GAAP adjustments	(44)	(19)
Non-GAAP net income	$436	$408

Non-GAAP net income per diluted share	$0.36	$0.33
Shares used in non-GAAP diluted share calculation(1)(2)	1,215	1,224

GAAP effective tax rate	15%	24%
Tax effect of non-GAAP adjustments to net income	4%	(2)%
Non-GAAP effective tax rate	19%	22%
(1) Non-GAAP net income per diluted share for the three months ended June 30, 2015 is based on the number of shares of PayPal common stock outstanding on July 17, 2015, the distribution date from eBay.
(2) Non-GAAP net income per diluted share for the three months ended June 30, 2016 is based on the weighted average number of common shares outstanding for the period.

PayPal Holdings, Inc.
Reconciliation of GAAP Operating Margin to Non-GAAP Pro Forma Operating Margin,
GAAP Net Income to Non-GAAP Pro Forma Net Income,
and GAAP Diluted EPS to Non-GAAP Pro Forma Diluted EPS

	Three Months Ended June 30, 2015
	GAAP		Non-GAAP Entries		Non-GAAP		Pro Forma Adjustments		Non-GAAP Pro Forma
	(In millions, except percentages and per share amounts/unaudited)
Net revenues	$2,297		—		$2,297		$(4)	(g)	$2,293
Operating expenses:
Transaction expense	634		—		634		—		634
Transaction and loan losses	185		—		185		12	(h)	197
Customer support and operations	278		(15)	(a)	261		5	(h)(i)(j)	266
			(2)	(f)
Sales and marketing	234		(11)	(a)	223		(12)	(l)	211
Product development	202		(35)	(a)	167		—		167
General and administrative	215		(21)	(a)	179		2	(h)	181
			(3)	(m)
			(5)	(b)
			(7)	(f)
Depreciation and amortization	150		(2)	(a)	128		4	(k)	132
			(20)	(c)
Restructuring	1		(1)	(e)	—		—		—
Total operating expense	1,899		(122)		1,777		11		1,788
Operating income	398		122		520		(15)		505
Other income (expense), net	1		—		1		—		1
Income before income taxes	399		122		521		(15)		506
Income tax expense	94		19	(d)	113		(2)	(m)	111
Net income (loss)	$305		$103		$408		$(13)		$395

Net income (loss) per share:
Basic	$0.25				$0.33				$0.32
Diluted	$0.25				$0.33				$0.32

Weighted average shares:
Basic	1,218	(n)			1,218	(n)			1,218	(n)
Diluted	1,224	(n)			1,224	(n)			1,224	(n)

Operating margin	17%		6%		23%		(1)%		22%
Effective tax rate	24%		(2)%		22%		—%		22%
Notes
(a) Stock-based compensation expense
(b) Employer payroll taxes on stock-based compensation
(c) Amortization of acquired intangible assets
(d) Income taxes associated with certain non-GAAP entries
(e) Restructuring charges
(f) Separation related
(g) Reflects the impact of lower transaction revenues from payment services provided by PayPal to eBay as the result of the terms of certain commercial agreements negotiated between the parties that stipulate lower transaction fees than those historically charged to eBay.
(h) Reflects the effect of the Protection program losses and service costs that were historically reimbursed to PayPal by eBay for the administration of eBay’s customer protection programs. Following the distribution, this program is no longer being administered by PayPal, and therefore these costs will not be reimbursed by eBay. PayPal’s customer protection programs have been extended to its customers’ purchases on eBay, and therefore PayPal expects to incur incremental costs associated with its customer protection programs.
(i) Reflects the impact of additional costs for shared data centers and information technology facilities, except for the facilities in Phoenix, Arizona, and Denver, Colorado, that will continue to be managed by eBay after the separation pursuant to the colocation services agreements.
(j) Reflects the reversal of historically allocated amounts from eBay to PayPal related to data center facilities in Phoenix, Arizona, and Denver, Colorado, pursuant to the colocation services agreements.
(k) Reflects depreciation expense related to data center facilities in Phoenix, Arizona, and Denver, Colorado, pursuant to the colocation services agreements.
(l) Reflects the net reduction of costs charged to PayPal by eBay for referral services and user penetration.
(m) Acquisition related transaction expense
(n) Reflects the tax effect of pro forma adjustments using the respective statutory tax rate for the quarter ended June 30, 2015.
(o) The weighted average number of common shares outstanding for basic and diluted earnings per share for the period is based on the number of shares of PayPal common stock outstanding as of July 17, 2015, the distribution date from eBay.

Reconciliation of GAAP Net Revenues by Type to Non-GAAP Pro Forma Net Revenues by Type,
and GAAP Net Revenues by Geography to Non-GAAP Pro Forma Net Revenues by Geography

Net Revenues by Type	Three Months Ended
	June 30, 2016	March 31, 2016	December 31, 2015	September 30, 2015	June 30, 2015
	(In millions/unaudited)
Transaction revenues	$2,323	$2,238	$2,262	$1,982	$1,970
Pro forma adjustment(1)	—	—	—	—	(4)
Non-GAAP pro forma transaction revenues	2,323	2,238	2,262	1,982	1,966

Other value added services	$327	$306	$294	$276	$327
Pro forma adjustment(1)	—	—	—	—	—
Non-GAAP pro forma other value added services	327	306	294	276	327

Total net revenues	$2,650	$2,544	$2,556	$2,258	$2,297
Pro forma adjustment(1)	—	—	—	—	(4)
Total non-GAAP pro forma net revenues	2,650	2,544	2,556	2,258	2,293
(1) Reflects the impact of lower transaction revenues from payment services provided by PayPal to eBay as the result of the terms of certain commercial agreements negotiated between the parties that stipulate lower transaction fees than those historically charged to eBay.

Net Revenues by Geography	Three Months Ended
	June 30, 2016	March 31, 2016	December 31, 2015	September 30, 2015	June 30, 2015
	(In millions/unaudited)
U.S. net revenues	$1,407	$1,343	$1,302	$1,138	$1,170
Pro forma adjustment(1)	—	—	—	—	(3)
Total non-GAAP pro forma U.S. net revenues	1,407	1,343	1,302	1,138	1,167

International net revenues	$1,243	$1,201	$1,254	$1,120	$1,127
Pro forma adjustment(1)	—	—	—	—	(1)
Total non-GAAP pro forma International net revenues	1,243	1,201	1,254	1,120	1,126

Total net revenues	$2,650	$2,544	$2,556	$2,258	$2,297
Pro forma adjustment(1)	—	—	—	—	(4)
Total non-GAAP pro forma net revenues	2,650	2,544	2,556	2,258	2,293
(1) Reflects the impact of lower transaction revenues from payment services provided by PayPal to eBay as the result of the terms of certain commercial agreements negotiated between the parties that stipulate lower transaction fees than those historically charged to eBay.

Reconciliation of Operating Cash Flow to Free Cash Flow

	Three Months Ended June 30,		Six Months Ended June 30,
	2016	2015	2016	2015
	(In millions/unaudited)
Net cash provided by operating activities	$696	$622	$1,434	$1,166
Less: Purchases of property and equipment	(201)	(231)	(334)	(425)
Free cash flow	$495	$391	$1,100	$741